Exhibit 10.4
SHAREHOLDERS’ AGREEMENT
     THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of September 21, 2005 by and among Valley Forge Scientific Corp., a Pennsylvania corporation (the “Company”), and the shareholders identified on Schedule I attached hereto (each, a “Shareholder” and collectively, the “Shareholders”) of the Company.
RECITALS
     A. Concurrently with the execution of this Agreement, the Company, Synergetics Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“MergerSub”), and Synergetics, Inc. a Missouri corporation (“Synergetics”), have consummated the Merger of the MergerSub with and into Synergetics (the “Merger”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 2, 2005, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 2, 2005, and as further amended by Amendment No. 2 to Agreement and Plan of Merger, dated as of July 15, 2005, among Valley Forge, MergerSub and Synergetics (the “Merger Agreement”);
     B. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement;
     C. The Shareholders are the beneficial holders of record of the number of shares of outstanding shares of the Common Stock, no par value per share, of the Company (collectively, the “Shares”), as is indicated on Schedule I attached hereto; and
     D. In consideration of and to induce the consummation of the Merger by the Company, each of the Shareholders agrees not to sell or otherwise dispose of any of the Shares held by the Shareholder, except in accordance with the terms hereof, and to vote their Shares as provided herein.
     NOW, THEREFORE, in consideration of the mutual promises and the mutual covenants contained herein, the parties agree as follows:
     1. Prohibited Transfers. For a period of twelve (12) months following the date hereof, the Shareholders shall not sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber (each, a “Transfer”), all or any part of the Shares beneficially owned by them, without the prior written approval of the holders of at least 80% of the Shares then held by the non-selling Shareholders. For purposes of this Agreement, the term “Shares” shall include all Shares presently held or hereafter acquired by the Shareholders. The Company shall not transfer on its books any Shares which are subject to this Agreement unless the provisions hereof have been complied with in full. Any purported Transfer without full compliance with the provisions of this Agreement shall be null and void.
     2. Exempt Transfers. Notwithstanding anything contained herein to the contrary, the restrictions on Transfers set forth in Section 1 hereof shall not apply to any Transfer or Transfers by a Shareholder made to a Permitted Transferee (as defined below) of such Shareholder, provided such Permitted Transferee agrees in writing to be bound by, and to comply with, all provisions of this Agreement. For purposes of this Agreement, “Permitted Transferee” shall mean with respect to any Shareholder, (i) the spouse or lineal descendants (but not minor children) of such Shareholder, (ii) any trust created solely for the benefit of such Shareholder, the spouse or lineal descendants of such Shareholder, or such Shareholder’s estate, (iii) any corporation, limited liability company or partnership in which such Shareholder, or the spouse or lineal descendants of such Shareholder, are the direct and beneficial owners of all of the equity interests (provided such Shareholder, spouse and lineal descendants agree in writing to remain the direct and beneficial owners of all such equity interests), or (iv) the personal representatives of such Shareholder upon such Shareholder’s death for purposes of administration of such Shareholder’s estate or upon such Shareholder’s adjudicated incapacity for purposes of the protection and management of the assets of such Shareholder.
     3. Representations, Warranties and Covenants of the Shareholders. Each Shareholder, severally and not jointly, hereby represents, warrants and covenants to the Company and the other Shareholders the following:
          3.1 Ownership of Shares. The Shareholder (i) is the holder and beneficial owner of the Shares set forth opposite such Shareholder’s name on Schedule I attached hereto, which at the date hereof and at all times until the termination of this Agreement will be free and clear of any liens, claims, options, charges or other encumbrances, (ii) does not beneficially own any shares of stock of the Company other than the Shares and (iii) has full power and authority to make, enter into, deliver and carry out the terms of this Agreement.
          3.2 Validity; No Conflict. This Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and by general principles of equity. Neither the execution of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Shareholder is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to the Shareholder.
          3.3 No Voting Trusts and Agreements. Between the date of this Agreement and the termination hereof, the Shareholder will not, and will not permit any entity under the Shareholder’s control to, deposit any shares of the Company’s capital stock held by the Shareholder or such entity in a voting trust or subject any shares of the Company’s capital stock held by the Shareholder or such entity to any arrangement or agreement with respect to the voting of such shares of capital stock, other than agreements entered into with the Company and the other Shareholders, unless the trustee of such trust agrees in writing to be bound by the terms of this Agreement.
     4. Representations, Warranties and Covenants of the Company.
          4.1 Due Authorization. This Agreement has been authorized by all necessary corporate action on the part of the Company and has been duly executed by a duly authorized officer of the Company.
          4.2 Validity; No Conflict. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and by general principles of equity. Neither the execution of this Agreement by the Company nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Company is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to the Company.
     5. Additional Documents. Each of the Shareholders and the Company hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of the Company’s legal counsel or the Shareholders, as the case may be, to carry out the intent of this Agreement.
     6. Termination. This Agreement and the respective rights and obligations of the parties hereto shall terminate upon on the first anniversary of the date hereof.
     7. Miscellaneous.
          7.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
          7.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other.
          7.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
          7.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company and the non-breaching Shareholders will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of any Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to the Company and non-breaching Shareholders upon such violation, the Company and such non-breaching Shareholders shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.
          7.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company:	With a copy to:

Gregg D. Scheller, CEO	Robert Guest, Esquire
3845 Corporate Center Drive	Doster Mickes James Ullom Benson & Guest LLC
O’Fallon, Missouri 63368	17107 Chesterfield Road, Suite 300
636.939.5100 (p)	Chesterfield, Missouri 63005
636.939.6885 (f)	(636) 532-0042 (p)
(636) 532-1082 (f)
If to any Shareholder: To the address set forth on Schedule I attached hereto.
          7.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.
          7.7 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.
          7.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
          7.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.
[Signature pages follow]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

VALLEY FORGE SCIENTIFIC CORP.

By:	/s/ Jerry L. Malis

Name: Jerry L. Malis
Title: President

SHAREHOLDERS:

/s/ Jerry L. Malis

Jerry L. Malis

MALIS FAMILY, L.P.

By:	/s/ Jerry L. Malis

Name: Jerry L. Malis
Title: General Partner
[Signature Page to Shareholders’ Agreement]

GREGG D. SCHELLER REVOCABLE LIVING TRUST DATED 3/5/02

By:	/s/ Gregg D. Scheller

Name: Gregg D. Scheller
Title: Trustee

DONNA M. SCHELLER REVOCABLE LIVING TRUST DATED 3/5/02.

By:	/s/ Donna M. Scheller

Name: Donna M. Scheller
Title: Trustee

KURT W. GAMPP, JR., REVOCABLE LIVING TRUST DATED 10/1/02

By:	/s/ Kurt W. Gampp, Jr.

Name: Kurt W. Gampp, Jr.
Title: Trustee
[Signature Page to Shareholders’ Agreement]

ESTATE OF LEONARD I. MALIS

By:

Name:
Title:
[Signature Page to Shareholders’ Agreement]

LEONARD MALIS AND RUTH MALIS FAMILY L.P.

By:

Name: Ruth Malis
Title: General Partner

[Signature Page to Shareholders’ Agreement]

Schedule I
SHAREHOLDERS

Name and Address	Number of Shares
Gregg D. Scheller Revocable Living Trust	807,840
Dated 3/5/02
17820 Suzanne Ridge Road
Wildwood, MO 63038

Donna M. Scheller Revocable Living Trust	817,020
Dated 3/5/02
17820 Suzanne Ridge Road
Wildwood, MO 63038

Kurt W. Gampp, Jr., Revocable Living Trust	958,392
Dated 10/1/02
2029 Sundowner Ridge
Wildwood, MO 63011

Jerry L. Malis	932,276
3000 Valley Forge Circle PH 43
King of Prussia, PA 19406-1110

Malis Family L.P.	200,000
c/o Jerry L. Malis
Valley Forge Scientific Corp.
3600 Horizon Drive
King of Prussia, PA 19406

Estate of Leonard I. Malis	482,242
219-44 Peck Avenue
Hollis Hills, NY 11427

Leonard Malis and Ruth Malis Family L.P.	400,000
c/o Ruth Malis
219-44 Peck Avenue
Hollis Hills, NY 11427